EXHIBIT  2.1

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

March 31, 2007

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements; they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Gold Corporation (formerly Minco Mining and Metals Corporation) have been prepared by and are the responsibility of the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous quarters and years.

Minco Gold Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Balance Sheets
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	March 31, 2007	December 31, 2006

ASSETS

Current assets
Cash and cash equivalents	$3,030,006	$188,749
Short-term investments (Note 2)	7,442,059	10,982,726
Receivables (Note 7(b))	410,490	279,130
Due from Minco Silver Corporation (Note 7(c))	293,666	806,293
Prepaid expenses and deposits	238,172	185,074

	11,414,393	12,441,972
Long-term rental deposit	51,277	51,277

Mineral interests (Notes 3 and 8(b))	358,500	358,500

Plant, property and equipment (Note 4)	334,950	334,087

Equity investment in Minco Silver Corporation (Note 5)	5,889,153	6,398,692

Total assets	$18,048,273	$19,584,528

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities	$560,844	$501,128

Total liabilities	560,844	501,128
Commitments and contingencies (Note 8)

SHAREHOLDERS' EQUITY

Share capital (Note 6(a))	33,809,903	33,809,903

Contributed surplus (Note 6(c))	2,038,343	1,649,343

Deficit accumulated during the exploration stage	(18,360,817)	(16,375,846)

Total shareholders’ equity	17,487,429	19,083,400

Total liabilities and shareholders’ equity	$18,048,273	$19,584,528
See accompanying notes to consolidated financial statements

On behalf of the Board	“James Carter"	"William Meyer"
James Carter		William Meyer
Director Director

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Statements of Operations and Deficit
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	Three months ended March 31, 2007	Three months ended March 31, 2006

Exploration costs, net of recoveries (Notes 3 and 7)	$660,403	$295,208

Administrative expenses (Note 7)
Accounting and audit	24,532	123,261
Amortization	13,740	13,893
Consulting	28,375	54,534
Directors’ fees	19,500	-
Foreign exchange gain	(60,366)	(9,459)
Investor relations	114,177	156,500
Legal	7,507	10,962
Regulatory and filing	21,832	27,854
Meals and entertainment	10,838	14,178
Office and miscellaneous	32,147	49,755
Property investigation	36,499	41,208
Rent	60,398	77,750
Salaries and benefits	180,192	132,301
Stock-based compensation (Note 6(d))	389,000	206,000
Telephone	4,053	6,478
Travel and transportation	21,807	15,853
	904,231	921,068
Operating loss	(1,564,634)	(1,216,276)
Other income (loss)
Equity loss of investment in Minco Silver (Note 5)	(509,539)	-
Write down of short-term investments	(308)	(99,455)
Interest and sundry income	89,510	126,001

Loss for the year before non-controlling interest	(1,984,971)	(1,189,730)
Non-controlling interest	-	227,465

Loss for the year	(1,984,971)	(962,265)
Deficit, beginning of period	(16,375,846)	(14,786,522)

Deficit, end of period	$(18,360,817)	$(15,748,787)
Loss per share - basic and diluted	(0.05)	(0.02)
Weighted average number of common shares outstanding– basic and diluted	42,481,486	38,985,084

The results of Minco Silver Corporation are consolidated in the above statement to November 16, 2006. Thereafter, the results of Minco Silver Corporation are accounted for on an equity basis (see Note 5).

MINCO GOLD CORPORATION
(Formerly Minco Mining & Metals Corporation)
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	Three months ended March 31, 2007	Three months ended March 31, 2006

Cash flows from (used in) operating activities
Net loss for the period	$(1,984,971)	$(962,265)
Adjustment for items not involving cash:
- amortization of equipment	13,740	13,893
- equity loss on investment in Minco Silver	509,539	-
- stock-based compensation (Note 6(d))	389,000	206,000
- non-controlling interest in loss	-	(227,465)
- write down of short-term investments	308	99,455
Change in non-cash working capital items:
- decrease (increase) in receivables	(131,360)	54,643
- increase in prepaid expenses and deposits	(53,098)	(15,201)
- increase (decrease) in accounts payable and accrued Liabilities	59,716	(51,569)
	(1,197,126)	(882,509)
Cash flows from financing activities
Proceeds from issuance of shares in Minco Gold	-	739,225
Proceeds from issuance of shares in Minco Silver	-	62,375
	-	801,600
Cash flows from (used in) investing activities
Acquisition of equipment	(14,603)	(19,622)
Decrease in short-term investments	3,540,359	77,521
Decrease in due from Minco Silver Corporation	512,627	-
	4,038,383	57,899

Increase (decrease) in cash and cash equivalents	2,841,257	(23,010)

Cash and cash equivalents, beginning of period	188,749	821,164

Cash and cash equivalents, end of period	$3,030,006	798,154

Supplemental disclosure of cash flows information
Interest paid	-	-
Income taxes paid	-	-

The results of Minco Silver Corporation are consolidated in the above statement to November 16, 2006. Thereafter, the results of Minco Silver Corporation are accounted for on an equity basis (see Note 5).

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

1.

Nature of Operations

The Company’s interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles.

The consolidated financial statements include the accounts of Minco Gold Corporation (formerly Minco Mining & Metals Corporation) (“Minco Gold”), its China subsidiaries: Minco Mining (China) Corporation (“Minco China”), Yuanling Minco Mining Ltd. (“Yuanling Minco”) and Huaihua Tiancheng Mining Ltd. (“Huaihua Tiancheng”), its wholly owned British Columbia subsidiary Minco Base Metals Corporation (“Minco Base Metals”), its wholly-owned British Virgin Island subsidiary Triple Eight Mineral Corporation (“Temco”), its right to earn up to an 80% interest in the joint venture company Gansu Keyin Mining Co. Ltd. (“Keyin”), its right to earn up to a 75% interest in the joint venture company Inner Mongolia Damo Mining Co. Ltd. (“Damo”), its  right to earn up to a 75% interest in the joint venture company Inner Mongolia Huayu-Minco Mining Co., Ltd. (“HYMK”), and its right to earn up to a 51% interest in the Changkeng Property.

With the exception of the minority interests in Minco Silver Corporation (“Minco Silver”), the Company has not recorded minority interests in the other joint venture companies as their ownership percentages represent only the profit sharing and working interests and the minority partners are not responsible for any of the associated costs. As at March 31, 2007, the joint ventures are still in the exploration stage and have not generated any revenue.

As at March 31, 2007, Minco Mining beneficially owns 14,000,000 shares of Minco Silver, which represents 45.3% of Minco Silver’s share capital.

All inter-company accounts and transactions have been eliminated.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles using the same accounting policies and methods of application as those disclosed in Note 2 of the Company’s annual consolidated financial statements for the year ended December 31, 2006 and accordingly should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2006. In the opinion of management, all adjustments considered necessary for the fair presentation of results for the periods presented have been reflected in these unaudited interim consolidated financial statements. Those adjustments consist only of normal recurring adjustments. Operating results of these interim periods are not necessary indicative of result that may be expected for the full fiscal year ending December 31, 2007.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

Short-term Investments

As at March 31, 2007, short-term investments consisted of cashable guaranteed investment certificates; three bonds issued by the Canadian government (maturing from September 15, 2008 to April 1, 2015); a Canadian government treasury bill (maturing on April 5, 2007), and 420,000 shares of New Cantech Venture Inc. (“New Cantech”) common shares (see Note 7(d)). The market value of the shares was $487,000 as of March 31, 2007.

At March 31, 2007, the yields on the short-term investments were between 3.70% and 4.35% per year (December 31, 2006 – 1.08% to 4.35%).

As at December 31, 2006, short-term investments consisted of: short term fixed deposits, cashable guaranteed investment certificates; three bonds issued by the Canadian government (maturing from September 15, 2008 to April 1, 2015); a Canadian government treasury bill (maturing on April 5, 2007), and 420,000 New Cantech common shares. The market value of the shares was $277,000 on December 31, 2006.

Mineral Interests

(a)

Acquisition, Exploration and Development of Mineral Interests

Mineral property and mineral rights acquisition costs are capitalized until the viability of the mineral interest is determined. If a mineral ore body is discovered, capitalized costs will be amortized over their estimated useful lives following the commencement of production. Otherwise, capitalized acquisition costs are expensed when it is determined that the mineral property has no future economic value. Capitalized amounts (including capitalized development costs) are written down if future cash flows, including potential sales proceeds, related to the mineral property are estimated to be less than the property’s total carrying value. Management of the Company reviews the carrying value of each mineral property periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Reductions in the carrying value of a property would be recorded to the extent that the total carrying value of the mineral property exceeds its estimated fair value.

Exploration permits and other exploration costs are expensed as incurred. When it is determined that a mining deposit can be economically and legally extracted or produced based on established proven and probable reserves, further exploration costs and development costs incurred after such determination will be capitalized. The establishment of proven and probable reserves is based on results of final feasibility studies which indicate whether a property is economically feasible. Upon commencement of commercial production, capitalized costs will be transferred to the appropriate asset categories and amortized over their estimated useful lives. Capitalized costs, net of salvage values, relating to a deposit which is abandoned or considered uneconomic for the foreseeable future will be written off.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

3.  Mineral Interests   (continued)

The Company follows the practice of expensing all exploration costs until mineral reserves have been established. The following is a summary of exploration costs incurred by the Company:

	Cumulative Costs Incurred to December 31, 2006	Costs Incurred January 1 to March 31, 2007	Cumulative Costs Incurred to March 31, 2007
Currently active properties:
Gansu
- White Silver Mountain	$1,489,651	6,974	$1,496,625
- Yangshan (Anba)	477,481	549	478,030
- Minco-Qinqi (formerly West Extension of Yangshan)	441,584	892	442,476
- Longnan	497,384	219,837	717,221
Inner Mongolia
- Gobi Gold	1,498,691	2,420	1,501,111
- BYC	835,437	6,820	842,257
Guangdong
- Changkeng	526,718	10,958	537,676
Hunan
- Gold Bull Mountain	1,402,734	411,953	1,814,687
Total	7,169,680	660,403	7,830,083
Exploration cost recoveries	(956,903)	-	(956,903)
Expensed exploration permits	(852,000)	-	(852,000)
Expensed exploration costs	(5,002,277)	(660,403)	(5,662,680)
Capitalized mining permit costs	$358,500	-	$358,500

The Company ceased being the majority shareholder of Minco Silver Corporation on November 17, 2006, and no longer consolidates its property costs after that date. Prior to November 17, 2006, Minco Silver had incurred, and the Company had consolidated $3,034,498 in exploration and permit costs on the Fuwan property

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

Plant, Property and Equipment

	March 31, 2007
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$218,883	$122,915	$95,968
Leasehold improvements	45,347	33,987	11,360
Mining equipment	284,558	195,149	89,409
Motor vehicles	202,954	92,357	110,597
Office equipment and furniture	123,331	95,715	27,616
	$875,073	$540,123	$334,950

	December 31, 2006
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$217,900	$115,681	$102,219
Leasehold improvements	43,726	33,042	10,684
Mining equipment	269,585	192,251	77,334
Motor vehicles	202,954	88,345	114,609
Office equipment and furniture	123,427	94,186	29,241
	$857,592	$523,505	$334,087

The Company recorded amortization of plant, property and equipment of $13,740 and $13,893 during the three months ended March 31, 2007 and 2006, respectively.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

Investment in Minco Silver Corporation

As at March 31, 2007 and December 31, 2006, the Company owns 14,000,000 common shares of Minco Silver that were acquired in 2004 in exchange for the transfer of the Fuwan property and the silver interest in the Changkeng property from Minco Gold to Minco Silver.

On December 1, 2005, Minco Silver received approval of its application to list its common shares on the Toronto Stock Exchange (“TSX”). Minco Silver’s common shares began trading on the TSX on December 2, 2005 with the trading symbol “MSV”. Minco Silver issued and converted 10,276,000 special warrants to common shares. Minco Silver also completed its initial public offering of 920,000 common shares at a price of $1.25 per common share for gross proceeds of $1,150,000. The Company did not participate in the public offerings and as a result its ownership interest decreased from approximately 100% to 56% in 2005.

On November 17, 2006, Minco Silver completed a public offering, by way of a short form prospectus, of 5,000,000 units at a price of $3.00 per common share for gross proceeds of $15,000,000. Each unit consisted of one common share and one-half of one common share purchase warrant. Each warrant is exercisable at $3.45 per share until May 17, 2008. On December 1, 2006, Minco Silver completed an additional issuance of 528,200 common shares at a price of $2.80 per common share and an additional 375,000 common share purchase warrants at a price of $0.40 per warrant for gross proceeds of $1,628,960 pursuant to the exercise of an over-allotment option by the underwriters. Each warrant is exercisable at $3.45 per share until May 17, 2008.

The Company did not participate in the public offering and as a result its ownership interest decreased from approximately 55.6% to 45.5% on November 16, 2006 and reduced further to 45.3% as at March 31, 2007. Prior to November 17, 2006, the Company consolidated the accounts of Minco Silver. Effective November 17, 2006, the Company commenced accounting for its investment in Minco Silver on an equity basis and as a result the following assets and liabilities were deconsolidated at that date: current assets $5,786,000; Property and equipment $80,000; current liabilities $1,175,000 and non-controlling interest $2,985,000.

The carrying value and market value of the Minco Silver shares held by the Company and accounted for using the equity basis, are as follow:

	March 31, 2007	December 31, 2006
Investment in Minco Silver Corporation on an equity basis	$ 5,889,153	$ 6,398,692

Market value of Minco Silver shares	$49,000,000	$39,200,000

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

Investment in Minco Silver Corporation (continued)

As of March 31, 2007, Minco Silver had current assets of $18,947,000, property and equipment of $84,000, current liabilities of $817,000 and shareholders equity of $18,214,000. During the first three months ended March 31, 2007, Minco Silver incurred exploration costs of $445,000, administration costs of $883,000 and a loss of $1,125,000, resulting in an equity loss of $510,000 for the Company.

Share Capital

(a)

Common Stock

Authorized:

100,000,000 common shares without par value

Issued:

	Shares	Amount
Balance, December 31, 2005	38,633,992	$ 28,187,245
Stock options exercised ranging from $0.20 to $1.80 per share, including $658,700 contributed surplus attributed to stock-based compensation recognized	1,535,799	1,438,330
Broker options exercised at $1.40 per share, including $111,000 allocated to contributed surplus in a private placement in 2004	250,000	461,000
Share purchase warrants exercised ranging from $1.50 to $1.70 per share	2,445,428	3,723,328
Balance, December 31, 2006	42,865,219	33,809,903
Balance, March 31, 2007	42,865,219	$ 33,809,903

On July 22 2005, Minco Gold completed a non-brokered private placement of 2,500,000 units priced at $1.15 per unit with each unit consisting of one common share and one common share purchase warrant. Minco Gold applied the residual approach and allocated the total proceeds of $2,875,000 to the common shares and $nil to warrants. Each warrant is exercisable for a period of two years from the date the financing is closed, allowing the holder to acquire one common share for a price of $1.50 during the first year and $2.00 during the second year from the closing date.

If at any time after the expiry of the four-month hold period, the published closing trade price of Minco Gold’s common shares on the Toronto Stock Exchange exceeds an average price of $2.15 for 20 days in year one, and an average price of $2.50 in year two, then the exercise period of the warrants will be reduced to a period of 30 days from the date Minco Gold provides written notice to the holder of the warrants of such early expiry.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

This offering raised proceeds of $2,875,000. Minco Gold paid a cash finder’s fee of $172,500 and issued the finder 250,000 warrants (“finder’s warrants”) under the same terms and conditions of share purchase warrants. The fair value of the finder’s warrants using the Black-Scholes model using a risk-free interest rate of 3.52%, dividend yield of 0% and volatility of 58%, being $50,000, has been recorded as an issue cost.

As at March 31, 2007, 379,516 (December 31, 2006 – 759,030) of the shares issued were held in escrow. Under the original escrow agreement, 4,880,000 escrow shares were to be released based on the Company’s expenditures on exploration and development of a particular resource property. In July 2005, the Company released 1,473,264 escrow shares based on exploration expenditures. In June 2005, the Company’s shareholders approved a new escrow agreement that will result in the remaining 1,518,058 escrow shares being released over a period of 18 months on a time release basis: (a) 379,514 escrow shares on December 31, 2005 (the release was  effected in January 2006); (b) 379,514 escrow shares on July 1, 2006; (c) 379,514 escrow shares on December 31, 2006 (the release was effected in January 2007); and (d) 379,516 escrow shares on July 1, 2007.

The Toronto Stock Exchange has accepted a Notice of Intention by the Company to make a Normal Course Issuer Bid. Under the terms of the Normal Course Issuer Bid, the Company may acquire up to 2,107,210 common shares of the Company between November 22, 2006 and November 21, 2007. The Company had not acquired any shares under the Normal Course Issuer Bid as of March 31, 2007.

(b)

Share purchase warrants and broker options

A summary of the status of share purchase warrants and broker options granted by Minco Gold is as follows:

	Number of Warrants	Weighted Average	Number of Broker	Weighted Average
		Exercise	Options	Exercise
		Price		Price
Outstanding at December 31, 2005	4,398,214	$ 1.57	250,000	$ 1.40
Exercised	(2,445,428)	1.52	(250,000)	1.40
Expired	(1,372,286)	1.70	-	-
Outstanding at December 31, 2006	580,500	2.00	-	-
Outstanding at March 31, 2007	580,500	$ 2.00	-	$ -

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

Share purchase warrants outstanding as at March 31, 2007:

Number of Warrants	Exercise Price	Expiry Date

580,500	$2.00	July 21, 2007

Each share purchase warrant entitles the holder to purchase one common share of Minco Gold at the exercise price on or before the expiry date.

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2005	987,043
2006 stock-based compensation	1,432,000
Transfer to share capital on exercise of stock options	(769,700)
Balance at December 31, 2006	1,649,343
2007 stock-based compensation	389,000
Balance at March 31, 2007	$ 2,038,343

(d)

Minco Gold Stock Options

Minco Gold may grant options to its directors, officers, employees and service providers under its stock option plan.  The maximum number of stock options reserved for issuance is 5,979,226 common shares.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

In 2007, Minco Gold granted 215,000 stock options to its employees and consultants. Minco Gold recorded $389,000 of stock based compensation expense in the first quarter of 2007 (2006 - $110,000). The stock options granted vest in various increments and have a maximum term of five years. A summary of the status of options granted by Minco Gold is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2005	2,954,500	0.98
Granted	2,197,000	1.67
Exercised	(1,535,799)	0.51
Forfeited	(470,367)	1.34
Expired	(200,000)	2.00
Options outstanding at December 31, 2006	2,945,334	1.64
Granted	215,000	1.79
Forfeited	(266,667)	1.58
Options outstanding at March 31, 2007	2,893,667	$ 1.63

The Company has granted options to acquire 2,893,667 common shares of the Company, however, only 2,123,667 common shares are currently reserved and available based upon the option plan approved by the shareholders of the Company. The excess options granted may not be exercised by the option holders until such time as they have been approved by the shareholders.  These excess options are not yet considered granted for accounting purposes and therefore no compensation expense has been recognized.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

6.

Share Capital (continued)

The weighted average fair value of options granted by Minco Gold during the period ended March 31, 2007 was $1.40. Each option entitles the holder to purchase one common share.

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.55	49,500	0.22	$0.55	49,500	$0.55
$0.56 - $1.63	1,069,167	2.67	$1.44	230,832	$1.45
$1.64 - $2.54	1,675,000	3.65	$1.73	1,073,334	$1.72
$2.55	100,000	4.09	$2.55	66,666	$2.55
	2,893,667	3.24	$1.63	1,420,332	$1.68

Related Party Transactions

a.

The Company incurred the following fees to its directors or corporations controlled by its directors:

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006

Exploration costs	$ 22,500	$ 18,375
Management fees	-	7,175
Property investigation	5,625	8,590
Investor relations	-	5,060
Director's fees	19,500	10,500
	$ 47,625	$ 49,700

b.

As of March 31, 2007 receivables of $115,146 (December 31, 2006 - $86,238) are due from five companies related by a common director.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

7.

Related Party Transactions (continued)

c.

At March 31, 2007, Minco China has a balance of $293,666 (December 31, 2006 – $442,404) due from Minco Silver in relation to expenditures on the Fuwan Property, new silver projects’ investigation, and shared office expenses paid by Minco China on behalf of Minco Silver. The amount due from Minco Silver is unsecured, non-interest bearing and repayable on demand. The amount was repaid subsequent to the period end.

At December 31, 2006, the Company also has $363,889 due from Minco Silver in respect of shared office expenses of $279,329, rent of $13,584 and exploration expenses for the Fuwan Property of $70,976. The amount is unsecured, non-interst bearing and repayable on demand. The amount was repaid subsequent to the December 31,2006.

d.

In 2003, the Company entered into a letter agreement with New Cantech, which is related by one common director. Pursuant to the terms of the agreement on the BYC project in Inner Mongolia, the Company received, from New Cantech, 500,000 common shares. As of March 31, 2007, the Company has sold 80,000 common shares in the market, and there were 420,000 common shares in total holding by the Company.

On September 28, 2006, New Cantech notified the Company that it does not want to proceed further with the BYC Option, and the two parties signed a termination agreement on October 3, 2006. Pursuant to the BYC Option Agreement, New Cantech reconveyed to the Company all of its rights and interest in and to the BYC Property.

The above transactions were conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

 Commitments and Contingencies

(a)

The Company has commitments in respect of office leases requiring minimum payments of $2,493,077, as follows:

2007	245,153
2008	276,213
2009	291,619
2010	296,258
2011	311,850
2012	317,048
2013	332,640
2014	337,838
2015	84,458
077

The Company has entered into sub-lease agreements for a portion of its leased premises.

(b)

Minco Gold is also conditionally committed to payments of up to $12,314,168 in respect of joint venture investments and mineral property development.

	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Jinli (1) (also known as Changkeng)	$ 7,612,395	$3,075,407	$730,790	$3,806,197	$ -
YGM (2)	3,582,303	-	3,582,303	-	-
Minco-Qinqi (formerly Yangshan West Extension) (3)	1,119,470	1,119,470	-	-	-

Total	$12,314,168	$4,194,877	$4,313,093	$3,806,197	$ -

Notes:

(1)

Costs of exploration permits and investment commitments in accordance with the Jinli JV Contract dated September 28, 2004;

(2)

Costs of exploration permits and investment commitments in accordance with the YGM Contract dated October 29, 2003;

(3)

Costs of exploration permits and investment commitments in accordance with the Gansu JV Contract dated March 1, 2004;

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

8.

Commitments and Contingencies (continued)

(c)

The Teck-Cominco Agreements

The Company entered into agreements with Teck Cominco Limited (“Teck Cominco”) on February 19, 1996 and February 20, 1996 (collectively the “Teck-Cominco Agreements”). Pursuant to the terms of the Teck-Cominco Agreements, Tech Cominco has an ongoing right of first offer on any disposition of the Company’s property interests until April 2007.

9.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s total assets, liabilities and operating loss is as follows:

	March 31	December 31
	2007	2006
Current Assets
Canada	$ 9,178,078	$ 8,658,009
China	2,236,315	3,783,963
	$ 11,414,393	$ 12,441,972

Long-term Assets
Canada	$ 6,001,396	$ 6,513,058
China	632,484	629,498
	$ 6,633,880	$ 7,142,556

Current Liabilities
Canada	$ 346,546	$ 384,481
China	214,298	116,647
	$ 560,844	$ 501,128

	Three months ended March 31, 2007	Three months ended March 31, 2006
Loss for the period
Canada	$ (1,269,637)	$ (791,624)
China	(715,334)	(170,641)
	$ (1,984,971)	$ (962,265)

MINCO GOLD CORPORATION

(Formerly Minco Mining & Metals Corporation)

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

March 31, 2007

(Unaudited-Prepared by Management)

(Expressed in Canadian Dollars)

10.

Financial Instruments

Fair value - The fair values of cash, short-term investments, receivables, accounts payable and accrued liabilities approximates their carrying values due to the short-term nature of these financial instruments.

Exchange risk - The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk - The Company has no interest-bearing debt and so is not exposed to interest rate risk.

Credit risk - The Company generally places its short-term investment funds into government and Canadian bank debt securities and is therefore subject to minimal credit risk with regard to short-term investments.

11.

 Subsequent Events

On April 28, 2007, Minco China received approval to increase its Registered Capital from US$7 million to US$15 million. Minco Gold will be required to fund the US$8 million increase over the next two years.